EXHIBIT 21.1

Liquidmetal Technologies, Inc. has four material direct subsidiaries and no material indirect subsidiaries, as follows:

(a) Liquidmetal Golf: Liquidmetal Technologies holds 79.19% of the issued and outstanding common stock of Liquidmetal Golf, a California corporation.

(b) Liquidmetal Korea Co., Ltd.: Liquidmetal Technologies holds 99.97% of the issued and outstanding equity securities of Liquidmetal Korea Co., Ltd., a South Korean limited liability company.

(c) Liquidmetal Coatings, LLC.:  Liquidmetal Technologies holds 72.86% of the issued and outstanding equity securities of Liquidmetal Coatings, LLC., a Delaware Limited Liability Company.

(d) Crucible Intellectual Property, LLC.:  Liquidmetal Technologies owns 100% of the equity of Crucible Intellectual Property, LLC., a Delaware Limited Liability Company.